Exhibit No. 10.5.8

2015 GRANT

PDC Energy, Inc.
Amended and Restated 2010 Long-Term Equity Compensation Plan

Stock Appreciation Rights Grant Agreement

January __, 2015
Executive Name
Address 1
Address 2

Dear ____________:
We are pleased to inform you that PDC Energy, Inc. (the “Company”) approved the following award of Stock Appreciation Rights (“SARs”) to you pursuant to the Company’s Amended and Restated 2010 Long-Term Equity Compensation Plan (the “Plan”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Notice of Stock Appreciation Rights Grant

Grant Date	[GRANT DATE]
Shares of Common Stock Covered by SARs	__________ Shares
Exercise Price	$______ per Share, which is equal to the Fair Market Value per Share on the Grant Date.
Vesting Schedule
Except as set forth below, your SARs shall vest in annual installments over three (3) years provided you remain in Continuous Service from the Grant Date to the applicable Vesting Date, as set forth below:

	Number of SARS Vested	Vesting Date

The term “Continuous Service” shall mean your uninterrupted service to the Company or an Affiliate as an Employee, Non-Employee Director, or consultant. The Committee shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an Employee but continue to perform services to the Company as a Non-Employee Director or consultant.

Special Vesting Events	Certain Terminations of Continuous Service

In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without Cause or your voluntary resignation for Good Reason (as the terms “Cause” and “Good Reason” are defined in your employment agreement, if any, or if none, in any Company severance plan in which you are a participant), any non-vested SARs will vest as of your date of termination.

Change in Control

In the event of a “Change in Control” (as defined in the Plan) while you are in the Continuous Service of the Company, any non-vested SARs will vest in full.
Expiration Date
January __, 2025, or in the event your Continuous Service to the Company or its Affiliates terminates sooner, then at the date the SARs expire or cease to be exercisable as provided in Section 6 of the accompanying Stock Appreciation Rights Terms and Conditions.

Payment Amount Upon Exercise
Upon exercise of your SARs, you shall be entitled to receive an amount equal to the product of (x) the excess of (A) the Fair Market Value per Share on the date of exercise over (B) the Exercise Price stated above, multiplied by (y) the number of SARs exercised (the “Appreciation Amount”). The Appreciation Amount shall be paid in Shares in accordance with Section 4 of the accompanying Stock Appreciation Rights Terms and Conditions.

Other Terms and Conditions	Are set forth in the accompanying Stock Appreciation Rights Grant Terms and Conditions and the Plan.

By your online acceptance, you and the Company agree that the SARs granted hereby are granted under and governed by the terms and conditions of the Plan and of this Stock Appreciation Rights Grant Agreement (including this Notice of Stock Appreciation Rights Grant and the accompanying Stock Appreciation Rights Terms and Conditions) (the “Grant Documents”). You hereby represent and acknowledge that you been provided the opportunity to review the Plan and the Grant Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Company’s Compensation Committee (the “Committee”) upon any questions relating to the Plan and the Grant Documents.

PDC ENERGY, INC.
John DeLawder, V.P. Human Resources and Administration
If you have any questions concerning the Grant Documents please contact the General Counsel’s Office